Exhibit No. 5

                              PPG Industries, Inc.
              One PPG Place  Pittsburgh, Pennsylvania  15272  USA



Law Department


                                      November 8, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     RE:	PPG Industries, Inc. Deferred Compensation Plan

To the Members of the Commission:

     This opinion is submitted in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the "Act"), in respect of $50,000,000 of Deferred Compensation Obligations (the "Obligations") and an undetermined number of shares of the Common Stock, par value $1.66-2/3 per share (the "Shares"), of PPG Industries, Inc. (the "Corporation") in connection with the PPG Industries, Inc. Deferred Compensation Plan.

     I am Senior Vice President and General Counsel of the Corporation and, in that capacity, I, or lawyers in the Law Department of the Corporation acting under my supervision, have examined the written documents constituting the Plan and such other documents and corporate records as I, or they, have deemed necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, I am of the opinion that all of such Obligations and Shares, upon their issuance (or transfer in the case of Shares acquired by the Corporation and held in its treasury) under the terms of the Plan and as authorized by the Corporation's Board of Directors, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to a reference to me and this opinion in the documents constituting a prospectus relating to the Plan and meeting the requirements of the Act.

                                      Very truly yours,


                                       /s/ Guy A. Zoghby
                                       Guy A. Zoghby

GAZ/dw

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